Exhibit (g)(3)

SEVENTH AMENDMENT TO THE
HENNESSY FUNDS TRUST
CUSTODY AGREEMENT

THIS SEVENTH AMENDMENT, effective as of April 28, 2023 (the “Effective Date”), to the Custody Agreement, dated as of July 1, 2005, as amended (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the Company and USBGFS are parties to the Agreement; and

WHEREAS, the parties desire to amend the name of one of the funds from Hennessy Stance ESG Large Cap ETF to Hennessy Stance ESG ETF; and

WHEREAS, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both the Company and the Custodian.

AGREEMENT

NOW, THEREFORE, the Company and USBGFS agree as follows:

Hennessy Stance ESG Large Cap ETF is replaced with Hennessy Stance ESG ETF everywhere it appears in the Agreement; and

Except to the extent amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have each caused this Seventh Amendment to be executed by a duly authorized officer as of the Effective Date.

HENNESSY FUNDS TRUST By: /s/ Terry Nilsen Name: Terry Nilsen Title: Executive Vice President Date: May 8, 2023	U.S. BANK NATIONAL ASSOCIATION By: /s/ Gregory Farley Name: Gregory Farley Title: Sr. Vice President Date: 5/8/2023

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